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                                                                    EXHIBIT 10.9

December 23, 2003


Mr. Anthony J. Nocella
9800 Richmond Avenue
Suite 680
Houston, Texas  77042

Dear Tony:

This letter shall serve as a conditional offer of employment to you by Franklin Bank S.S.B ("Franklin") and Franklin Bank Corp. This offer is conditional upon the happening of the initial public offering of Franklin Bank Corp (the "IPO"). Thus, if you accept this offer and the IPO occurs, this letter agreement will take effect and supersede the prior letter agreement between you and by Franklin setting forth certain terms of your employment. If the IPO does not occur, this letter will be null and void and of no force and effect.

The above referenced offer is as follows:

Position:         Chief Executive Officer

Salary & Bonus:   Your current salary is $300,000 per annum and you will
                  participate in Franklin's bonus program with a 2004 target of $150,000.

Restricted Stock: In connection with the IPO, you will receive shares of restricted stock of Franklin Bank Corp. as set forth in a separate restricted stock award agreement

Expenses:         You will receive annual allowances as follows: auto --
                  $8,000, club dues $10,000, and executive physical examination of $1,200.

Severance:        Generally, you will receive a severance of twelve months'
                  salary continuation, if terminated by Franklin without cause prior to a change of control. However, after a change of control, you will be provided with severance and other benefits under a change of control employment agreement in accordance with the terms of that agreement, which is attached hereto.
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Please note that at no point in time will this letter or the offer that it memorializes, serve as or be construed to grant you, a guarantee of employment for any period of time. You will be at all times an employee at will.

Please also note that this offer, and the above particulars, are subject to Franklin's policies, any Franklin Bank Corp. Board of Directors' resolution or directive regarding the same and the approval of Franklin Bank Corp.'s Board of Directors.

Please confirm your acceptance of this offer of employment by signing this letter where indicated and returning the executed original to our offices. Should you have any questions about this offer of employment or the company, please call the company at the above phone number.

Very truly yours,


By:  ____________________________
Name:  Russell McCann
Title: Chief Financial Officer

ACCEPTED:

_____________________________________   Date:   _____________________
Anthony J. Nocella